Exhibit 10.8

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Reactive Medical Labs Inc.

630 Pena Drive, Suite 400

Davis, CA 95618

26 Sept 2021

Jordan R. Plews [***]

Dear Jordan:

I am pleased to set forth the terms of your employment with Reactive Medical Labs Inc., a Delaware corporation (the “Company”) as its Chief Executive Officer.

You shall report to the Board of Directors of the Company (the “Board”). Your responsibilities will include the following:

•	Serve as the chief executive officer of the Company including working cooperatively with the other executive officers of the Company;

•	Hire employees as needed, and according to the forecasted growth of the Company;

•	Find and secure lab & office space that will meet the Company’s growth projections;

•	Co-lead future lab scale up / expansion;

•	Report updates to the Board regularly regarding the business of the Company;

•	Develop and follow through with the Company’s IP strategy;

•	File for IP to protect the formulation of the Company’s products along with any relevant process patents and trademarks that would help protect the Company and what it has developed or discovered;

•	Work to develop new products that match the needs of the market and strengths of the Company, namely stem cell and exosome derived topical products;

•	Travel and represent the Company;

•	Work to develop beneficial partnerships and increase the Company’s revenues; and

•	Increase shareholder value.

You will also render such other business and professional services in the performance of your duties, and as shall be assigned by the Board.

If you accept, this letter will be effective as of October 1, 2021, or such other date as mutually agreed by you and the Company (“Commencement Date”).

Compensation, Benefits and Expenses

A.  Salary. You will receive a monthly salary of Sixteen Thousand Six Hundred Sixty Six and 67/100 Dollars (USD$16,666.67) less applicable taxes and other withholdings, which will be paid semi- monthly in accordance with the Company's normal payroll procedures. After the four (4) month anniversary of the Commencement Date, following your request, the Board will review your compensation including salary and bonuses.

B. Benefits.

(i)  You will become eligible to receive all employee benefits and perquisites generally provided by the Company to its other employees after thirty (30) calendar days of employment with the Company, including health, dental, and vision insurance. Prior to the establishment of a Company health insurance benefit, the Company will reimburse you for up to $500 per month for an individual health, dental, and vision insurance plan. You will be eligible to participate in the Company’s 401k plan when established. You will be covered by worker’s compensation insurance and enrolled in state disability insurance and other governmental benefit programs as required by state law. You will also be entitled to other benefits to the extent required by applicable law.

(ii)  You will be entitled to twenty (20) days paid time off per year (pro-rated for partial years) in addition to the holidays observed by the Company. You will not be permitted to accrue an aggregate of more than thirty (30) days of paid time off. The Company may require you to take (or not take) vacation on particular dates. If illness, injury or other incapacity require you to be absent from work, you will notify your supervisor no later than noon of the first day of your absence.

(iii)  The Company may amend or terminate, in its sole discretion, any benefits available to you at any time.

C.  Expense Reimbursements. The Company will reimburse you for necessary expenses incurred in connection with the performance of your duties as an employee of the Company. Without limiting the foregoing, you will be required to submit receipts and other documentation for all expenses.

D.  Bonus. You are eligible for discretionary bonuses as determined by the Board in its sole discretion. Bonuses are typically awarded based upon Company performance as well as individual performance. However, the Board is under no obligation to award any bonuses.

E.  Equity Compensation. The Company confirms that the option to purchase 200,000 shares of Common Stock of the Company which was granted to you on February 9, 2021. You are be eligible for additional equity grants as determined by the Board in its sole discretion.

Term of Employment

The Company is excited about establishing a mutually beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. However, the Company requests (but does not require you) to give notice at least fourteen (14) days prior to your terminating your employment with the Company. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without notice to you.

Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the at-will nature of your employment may not be changed except by the Board.

Status of Employment

You will abide by all of the personnel policies, rules and regulations promulgated or amended from time to time by the Company including those in any employee handbook. Further, you will not at any time engage in any transaction or other behavior which would be a conflict of interest or otherwise damage the reputation of the Company. Without limiting the foregoing, you will (a) not have any personal or financial interest in any transaction involving the Company and (b) advise the Company in writing if an immediate family member, partner, friend or close business associate is or becomes employed by one of our competitors or suppliers/vendors.

The regular business hours of the Company are from 8A.M. to 5P.M. Mondays through Fridays however you may be required to work during other times. Your position with the Company is likely to require you to travel, approximately 30% of the time. This position is an exempt position. Accordingly, you are not eligible for any overtime pay.

Proprietary Information

You will disclose to the Company all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Similarly, you agree not to bring any third-party confidential information or proprietary data or materials of any kind, electronic or otherwise, to the Company, including that of any of your former employers or customers, and that in performing your duties for the Company you will not in any way disclose or utilize any such information during the course and scope of your employment with the Company. By accepting this offer, you confirm that you can accept this job and carry out the work involved without breaking any legal restrictions on your activities.

Confidentiality and Assignment of Inventions

If you have not done so already, as a condition of your employment with the Company, you are required to sign and comply with an Employee Inventions and Proprietary Information Agreement (“EIPIA”), which is included with this letter.

Employment Eligibility

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States if you have not already done so. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you will be terminated.

Computer Use, Voicemail, and Privacy

The computers, computer files, software, email system, voicemail system, internet facilities, intranet, social media accounts, desk space, and file cabinets furnished by the Company are intended to be used for Company business only. You do not have, nor should you expect, any privacy in any information contained in any of the foregoing at any time. The existence of passwords or other access restricting measures does not limit this non-privacy policy. You will provide current password information immediately upon request.

In addition, you will not use any of the Company's computers, e-mail, internet facilities in any way that is disruptive, offensive to others, or harmful to morale. Further, you will not open any e-mail from an outside source that comes as an attachment unless it is from a known business colleague.

Policy Prohibiting Harassment and Discrimination

The Company is committed to providing a workplace free from harassment and discrimination and will not tolerate harassment or discrimination of its employees by anyone with whom its employees interact in connection with their employment. The Company expects that all work relationships will be business- like and free of bias, prejudice and harassment. This includes sexual harassment as well as harassment or discrimination based on such factors as race (including protective hairstyles and hair texture), religion (including religious belief, observance, dress or grooming practices), creed, color, sex, sex stereotype, pregnancy, childbirth or related medical conditions (including breast feeding), age (40 years or over), sexual orientation, gender, gender identification and expression, transgender status, transitioning employees, physical or mental disability, medical condition (including cancer), genetic characteristics, genetic information, family care, marital status, registered domestic partner status, enrollment in any public assistance program, status as military membership (active and reserve status, all ranks and branches, including the National Guard) , or as a veteran or as a qualified disabled veteran, status as an unpaid intern or volunteer, status as a victim of stalking, sexual assault or domestic violence, political affiliation, ancestry, citizenship, national origin (including actual or perceived affiliation with a group identified with a national origin through ancestry, marriage or association with persons of a national origin, through membership in an organization for or perceived as an affiliation with a National Origin, or characteristics such as height, weight, language, immigration status or AB 60 driver’s license), protected medical leaves (including a request for or approval of leave under applicable leave of absence laws), or any other classification protected by law.

The Company will not engage in or tolerate retaliation against employees who complain about harassment.

Workplace Safety and Security

The Company is committed to workplace safety. Every employee has a duty to report to the Chief Executive Officer or a representative of the Human Resources Department any health or safety hazard, accident, or injury. Of course, in the event of an emergency, you are authorized to call 911 or the applicable emergency number.

Disputes

The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Sacramento, California in connection with any Dispute or any claim related to any Dispute.

Acceptance

To accept the Company's offer, please sign and date this letter in the space provided below (a duplicate original is enclosed for your records) and the EIPIA. If we do not receive a copy of this letter and the EIPIA signed by you on or prior to 5:00 P.M. (Pacific time) on October 15, 2021, then this letter and the offer of employment with the Company automatically expires.

This letter, together with the EIPIA, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed on behalf of both parties. Without limiting the generality of the foregoing that certain Consulting Agreement, dated July 3, 2020 between the Company and JP Bio Consulting LLC, is mutually terminated as of the Commencement Date.

This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Signatures received by facsimile, PDF file or other electronic format (including DocuSign) shall be deemed to be original signatures.

The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s certificate of incorporation or bylaws. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on- line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

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We look forward to your favorable reply and to working with you at Reactive Medical Labs Inc.

Sincerely,

Reactive Medical Labs Inc.

By:	/s/ Braeden Litchti
Name:	Braeden Litchti
Title:	President

THE FOREGOING IS AGREED TO AND ACCEPTED:

Signature:	/s/ Jordan R. Plews
Printed Name:	Jordan R. Plews

Date:	10/12/2021

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